[LETTERHEAD OF PORTER, LEVAY & ROSE, INC.]


FOR:    FAMILY GOLF CENTERS, INC.
FROM:   L.B. Stauffer
COMPANY Krishnan Thampi         MEDIA   Tom Gibson
CONTACT: (516) 694-1666         CONTACT: (212) 564-4700



                             FOR IMMEDIATE RELEASE
                FAMILY GOLF CENTERS ANNOUNCES FOUR ACQUISITIONS,
                     INCLUDING COLBERT-BALLARD GOLF SCHOOL

     MELVILLE, NY, Nov. 1 -- Family Golf Centers, Inc. (NASDAQ, NM; FGCI), which owns, operates and manages golf-related facilities, announced today that it has acquired the Colbert-Ballard Golf Learning Centers, which offers golf instruction nationwide. The company also announced that it has acquired golf centers in Margate, FL and Flanders, NJ as well as the concession to manage Kennedy Golf Course, a golf facility owned by the City of Denver.
     Terms of the transactions were not disclosed.

                           -more-





                               -2-

     Colbert-Ballard Golf Learning Centers, founded in 1993 by professional golfers Jim Colbert and Jimmy Ballard, offers golf instruction at 80 golf facilities in more than 30 cities throughout the U.S. For an annual fee, Colbert-Ballard provides initial instruction and an unlimited number of supervised follow-up sessions. This program will be introduced at many Family Golf Centers locations, where it will supplement and broaden the base of customers taking golf instruction, and using its gold facilities.
     The 15-acre Margate, FL center, located near Fort Lauderdale, includes a 7,000 square-foot club house, a 75-tee sheltered and heated driving range, a short game practice 6,000 square-foot clubhouse, 36 holes of miniature golf, a short game practice area, pro shop and snack bar. Both properties are lighted for night play.
     Under the terms of the concession license with the City of Denver, Family Golf will manage a driving range, miniature golf course, pro shop, cart rental, restaurant, vending area and golf instruction services, located at the J.F. Kennedy Golf Course.
     The company now operates 33 golf facilities in 13 states.
                                 #######

1996